UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 21, 2018

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On May 21, 2018, at 10:00 A.M. U.S. Eastern Time, Inspired Entertainment, Inc. (the “Company”) is hosting a conference call with Company management to discuss the planned changes to UK gaming machine regulations announced by the United Kingdom’s Department for Digital, Culture, Media and Sport on May 17, 2018, in the context of the Company’s business. The dial-in number is 1-877-870-4263 for participants in the United States and 1-412-317-0790 for participants outside the United States. Participants should ask to be joined into the Inspired Entertainment call. A replay of the call will be available one hour after the conclusion of the call until May 28, 2018 by dialing 1-877-344-7529 for listeners in the United States, or 1-412-317-0088 for listeners outside the United States, via replay access code 10120641. A replay of the call will also be available on the Company’s website at www.inseinc.com.

During the call, the Company will review the possible impact on its business of the Department’s position that the maximum betting limit on B2 gaming machines (also known as Fixed-Odd Betting Terminals, or FOBTs) should be reduced to £2. The Company estimates that the initial, annualized Adjusted EBITDA reduction it will experience in the future as a result of the betting limit reduction will be on the order of £7-8 million, or $10-11 million at current exchange rates. This estimate is subject to further refinement and could change. For comparison purposes, between the first quarter and the second quarter of the Company’s 2018 fiscal year, the Company’s annualized historical Adjusted EBITDA increased from approximately $40 million to approximately $50 million. The Company notes that the timing of the UK government’s implementation of the betting limit reduction is uncertain. As a result, the Company currently expects that there will likely be no impact to its Adjusted EBITDA during its 2018 fiscal year, which ends on September 30, 2018, and it is possible there may be little or no material impact to its Adjusted EBITDA during its 2019 fiscal year. Moreover, because of the contraction of the number of UK FOBT terminals expected to result from the betting limit reduction, the capital requirements of the Company’s business may diminish, with the result that the adverse effect of the betting limit reduction on the Company’s cash flows may be materially less than its effect on the Company’s Adjusted EBITDA. Nevertheless, there can be no assurance as to when, how and to what extent the betting limit reduction will adversely affect the Company’s results of operations, cash flows and financial condition.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, and our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K.

The Company’s definitions of its non-GAAP financial measures, including Adjusted EBITDA, and a reconciliation of its most recently reported historical non-GAAP financial measures, including Adjusted EBITDA, to GAAP financial measures, are included in the Company’s second quarter 2018 earnings press release, appended as an exhibit to the Company’s Current Report on Form 8-K filed May 9, 2018. The Company believes that to provide a quantitative reconciliation of the forward-looking non-GAAP information provided herein would require unreasonable efforts, due to difficulties in forecasting certain required reconciliation line items as a result of the uncertain timing of the expected regulatory changes. In the near term, the Company would not expect a material change in its depreciation and amortization charges. However, the betting limit reduction would likely lead to one-off implementation charges, and the timing and extent of such charges cannot currently be predicted.

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, unless the Company specifically incorporates such information by reference into a filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2018

INSPIRED ENTERTAINMENT, INC.

By	/s/ A. Lorne Weil
Name: A. Lorne Weil
Title: Executive Chairman